Exhibit 99.1

Pactiv Posts Record EPS of $0.73 and a Significant Upturn in Volume

Strong Free Cash Flow Continues

LAKE FOREST, Ill.--(BUSINESS WIRE)--July 21, 2009--For the quarter ended June 30, 2009, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $97 million, or $0.73 per share, compared with $64 million, or $0.49 per share on a reported basis or $0.50 per share excluding a restructuring charge, in 2008. Second quarter 2009 sales declined 5 percent to $901 million from $951 million, reflecting 4-percent higher volume, 8-percent lower pricing, and 1-percent unfavorable foreign exchange. The price decline reflects normal reductions as a result of lower raw material costs.

“Our performance in the quarter was outstanding, particularly in a weak economic environment. Our strong volume performance was driven by the strategic investments we have made in product and service over the past two years. Year over year we also benefitted from lower raw material costs, as well as improved productivity and lower logistics and utility costs. Sequentially, we have seen an increase in raw material costs which will result in more normal margins in the second half. We expect to continue to perform well,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Second quarter gross margin was 36.2 percent compared with 26.0 percent last year. Operating margin was 19.9 percent compared with 13.6 percent on a reported basis and 13.8 percent excluding the restructuring charge in 2008. Both increases were driven primarily by favorable spread (the difference between selling prices and raw material costs), and the combination of higher volume and lower operating costs.

Selling, general, and administrative (SG&A) expense was $100 million compared with $70 million in 2008. The increase primarily was a result of higher incentive compensation accruals driven by record first half performance, as well as higher advertising and promotion expense in support of the launch of Hefty® Odor Block® unscented odor control waste bags.

After a pension contribution of $100 million pretax and related favorable cash tax effects of approximately $20 million, free cash flow in the second quarter was $62 million compared with a use of $8 million last year. The increase resulted from higher income, improved working capital, and lower capital expenditures.

For the six-month period, income from continuing operations was $188 million, or $1.42 per share, compared with $99 million, or $0.75 per share, last year. Operating margin was 20.8 percent compared with 11.8 percent. Excluding a restructuring charge of $0.08 per share, 2008 six-month earnings per share were $0.83 and operating margin was 12.7 percent. Six-month 2009 sales of $1.67 billion declined 5 percent from $1.76 billion. Gross margin was 37.1 percent versus 26.0 percent in 2008. After pension contributions of $200 million pretax and related favorable cash tax effects of $70 million, year-to-date 2009 free cash flow was $167 million compared with a use of $6 million in 2008.

Business Segment Results

Hefty® Consumer Products

Second quarter sales of $356 million declined 1 percent from $358 million, reflecting a 6-percent volume increase and 7-percent unfavorable pricing due to normal price declines related to lower raw material costs. All product categories posted solid volume increases, with particular strength in tableware and a rebound in waste bags.

Operating income was $94 million compared with $61 million last year primarily as a result of favorable spread, higher volume, and lower operating costs. Operating margin was 26.4 percent compared with 17.0 percent last year. Excluding the restructuring charge, 2008 second quarter operating income was $63 million and operating margin was 17.6 percent.

For the six-month period, sales of $639 million declined 1 percent from $648 million. Operating income was $168 million compared with $91 million last year. Operating margin was 26.3 percent compared with 14.0 percent. Excluding the restructuring charge, 2008 six-month operating income was $98 million and operating margin was 15.1 percent.

Foodservice/Food Packaging

Second quarter sales of $545 million decreased 8 percent from $593 million last year, reflecting 3-percent volume growth, 2-percent unfavorable foreign exchange, and 9-percent unfavorable pricing related to lower raw material costs. The volume increase primarily was related to focus on growing key products and partnering with strategic customers. Because of its unique capabilities, the Company believes it is increasing its market share.

Operating income was $89 million compared with $68 million last year, driven by higher volume, favorable spread, and lower operating costs. Operating margin was 16.3 percent versus 11.5 percent in 2008.

For the six-month period, sales of $1.0 billion were down 8 percent from $1.1 billion in 2008. Operating income was $184 million compared with $115 million. Operating margin was 17.9 percent compared with 10.4 percent last year. Excluding the restructuring charge, 2008 six-month operating income was $123 million and operating margin was 11.1 percent.

Outlook

The Company is introducing a third quarter EPS outlook in a range of $0.47 to $0.51. The full year EPS outlook has been raised to a range of $2.37 to $2.45 from a range of $2.15 to $2.25. Resin costs remain difficult to predict, and the EPS range represents the timing and magnitude of potential cost increases and our ability to offset them with pricing actions. The full year outlook includes non-cash pension income of $37 million pretax, $23 million after tax, or $0.17 per share.

Full year 2009 sales are expected to decline in a range of 6 percent to 7 percent, an improvement from the prior outlook of a decline of 10 percent to 12 percent. The sales outlook incorporates a volume increase of 2 percent to 3 percent, a price decline in a range of 8 percent to 9 percent, and unfavorable foreign exchange of approximately 1 percent.

SG&A expense is estimated to be between $330 million to $340 million, up from $320 million to $330 million in the prior outlook. The 2009 tax rate is expected to be 37.0 percent versus 36.5 percent in the prior outlook.

Because of the very strong free cash flow generation in the first half, which is expected to continue in the second half, in July the Company made an additional voluntary pension contribution of $200 million pretax, $130 million after tax. However, the likely timing of the $70 million favorable cash tax benefits related to this contribution will cause $20 million of the benefit to carry over into 2010. As a result, the net cash flow effect of this contribution is projected to be $150 million after tax in 2009 and a positive $20 million in 2010.

After pension contributions of $400 million pretax, or $280 million after tax, free cash flow for 2009 is anticipated to be in a range of $170 million to $190 million. This estimate is lower than the earlier outlook of $230 million to $250 million because of the higher level of voluntary pension contributions, partially offset by higher earnings and improved working capital. Depreciation and amortization expense is expected to be approximately $185 million, and capital expenditures are estimated to be approximately $120 million.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “…we expect to continue to perform well.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2008 sales of $3.6 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Sales	$ 901	$ 951	$ 1,667	$ 1,759

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	575	704	1,048	1,302
Depreciation and amortization	46	46	92	92
Selling, general, and administrative	100	70	180	141
Other expense	1	-	1	-
Operating income before restructuring
and other	179	131	346	224
Restructuring and other	-	2	-	16
Operating income	179	129	346	208
Other income/(expense)
Interest income	1	-	1	1
Interest expense, net of capitalized interest	(24)	(27)	(47)	(54)
Income before income taxes	156	102	300	155
Income tax expense	59	38	112	56
Income from continuing operations	97	64	188	99

Discontinued operations, net of tax	(1)	(3)	(1)	(4)
Net income attributable to Pactiv	$ 96	$ 61	$ 187	$ 95

Average common shares outstanding (diluted)	132.5	132.0	132.4	132.1

Diluted earnings per share of common stock
attributable to Pactiv common shareholders:
Income from continuing operations
before restructuring and other	$ 0.73	$ 0.50	$ 1.42	$ 0.83
Restructuring and other, net of tax	-	(0.01)	-	(0.08)
Income from continuing operations	0.73	0.49	1.42	0.75
Discontinued operations, net of tax	(0.01)	(0.03)	(0.01)	(0.03)
Net income	$ 0.72	$ 0.46	$ 1.41	$ 0.72

Gross margin (before deprec. & amort.)	36.2%	26.0%	37.1%	26.0%

Operating margin
Excluding restructuring and other	19.9%	13.8%	20.8%	12.7%
Restructuring & other	0.0%	-0.2%	0.0%	-0.9%
Including restructuring and other	19.9%	13.6%	20.8%	11.8%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	June 30, 2009	December 31, 2008

Assets
Current assets
Cash and temporary cash investments	$ 227	$ 80
Accounts and notes receivable (a)	291	311
Inventories	375	344
Other	32	30
Total current assets	925	765
Property, plant, and equipment, net	1,191	1,209
Other assets
Goodwill	1,128	1,124
Intangible assets, net	385	396
Other	169	231
Total other assets	1,682	1,751

Total assets	$ 3,798	$ 3,725

Liabilities and equity
Current liabilities
Accounts payable	$ 158	$ 115
Other	276	218
Total current liabilities	434	333
Long-term debt	1,345	1,345
Pension and postretirement benefits	1,021	1,266
Other liabilities	129	126
Pactiv shareholders' equity	853	639
Noncontrolling interest	16	16

Total liabilities and equity	$ 3,798	$ 3,725

(a) At June 30, 2009, receivables totaling $129 million were sold, while receivables totaling $130 million were sold at December 31, 2008.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Six months ended June 30,	2009	2008

Operating activities
Net income	$ 187	$ 95
Less results from discontinued operations	1	4
Income from continuing operations	188	99
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	92	92
Deferred income taxes	52	19
Restructuring and other	(1)	11
Noncash pension income	(17)	(25)
Noncash compensation expense	10	9
Working capital	91	(130)
Pension contribution	(200)	-
Other	-	(5)
Cash provided (used) by operating activities - continuing operations	215	70
Cash provided (used) by operating activities - discontinued operations	-	(6)
Cash provided (used) by operating activities	$ 215	$ 64

Investing activities
Expenditures for property, plant, and equipment	(49)	(86)
Acquisitions of businesses and assets	(20)	-
Other continuing operations investing activities	1	-
Cash provided (used) by investing activities	$ (68)	$ (86)

Financing activities
Issuance of common stock	1	2
Purchase of common stock	-	(2)
Revolving credit facility payments	-	(20)
Other	(1)	(2)
Cash provided (used) by financing activities	$ -	$ (22)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	-	2
Increase (decrease) in cash and temporary cash investments	147	(42)
Cash and temporary cash investments, January 1	80	95
Cash and temporary cash investments, June 30	$ 227	$ 53

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended June 30, 2009
Sales	$ 356	$ 545	$ -	$ 901

Operating income (loss)	$ 94	$ 89	$ (4)	$ 179

Operating margin	26.4%	16.3%		19.9%

Three months ended June 30, 2008
Sales	$ 358	$ 593	$ -	$ 951

Operating income (loss) before
restructuring & other	$ 63	$ 68	$ -	$ 131
Restructuring & other	2	-	-	2
Operating income (loss)	$ 61	$ 68	$ -	$ 129

Operating margin
Excluding restructuring and other	17.6%	11.5%		13.8%
Restructuring & other	-0.6%	0.0%		-0.2%
Including restructuring and other	17.0%	11.5%		13.6%

Six months ended June 30, 2009
Sales	$ 639	$ 1,028	$ -	$ 1,667

Operating income (loss)	$ 168	$ 184	$ (6)	$ 346

Operating margin	26.3%	17.9%		20.8%

Six months ended June 30, 2008
Sales	$ 648	$ 1,111	$ -	$ 1,759

Operating income (loss) before
restructuring & other	$ 98	$ 123	$ 3	$ 224
Restructuring & other	7	8	1	16
Operating income (loss)	$ 91	$ 115	$ 2	$ 208

Operating margin
Excluding restructuring and other	15.1%	11.1%		12.7%
Restructuring & other	-1.1%	-0.7%		-0.9%
Including restructuring and other	14.0%	10.4%		11.8%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Income from continuing operations - GAAP basis	$ 97	$ 64	$ 188	$ 99

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	1	-	10
Income from continuing operations excluding restructuring and other charges (a)	$ 97	$ 65	$ 188	$ 109

Average common shares outstanding (diluted)	132.5	132.0	132.4	132.1

Diluted earnings per share
EPS from continuing operations - GAAP basis	$ 0.73	$ 0.49	$ 1.42	$ 0.75

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	0.01	-	0.08
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.73	$ 0.50	$ 1.42	$ 0.83

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(In millions)	2009	2008	2009	2008
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 99	$ 41	$ 215	$ 70
Capital expenditures - continuing operations	(26)	(39)	(49)	(86)
(Increase) decrease in asset securitization program	(11)	(10)	1	10
Free cash flow (b)	$ 62	$ (8)	$ 167	$ (6)

	Outlook for
	Twelve months ended December 31, 2009
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis (1)	$ 290	$ 310
Capital expenditures - continuing operations	(120)	(120)
Free cash flow (b)	$ 170	$ 190

(1) Includes pension contributions of $280 million, net of tax.

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com